CERTIFICATE OF DESIGNATION OF RIGHTS AND PREFERENCES

FOR SERIES C CONVERTIBLE PREFERRED STOCK

OF

ALPINE 4 TECHNOLOGIES LTD.

Pursuant to Section 151 of the General Corporation Law of the State of Delaware, Alpine 4 Technologies Ltd., a Delaware corporation (the “Company”), does hereby certify:

FIRST: That pursuant to authority expressly vested in it by the Certificate of Incorporation of the Company, the Board of Directors of the Company has adopted the following unanimous consent resolutions establishing a new series of Preferred Stock of the Company, consisting of 2,028,572 shares designated “Series C Convertible Preferred Stock,” with such powers, designations, preferences and relative participating, optional or other rights, if any, and the qualifications, limitations or restrictions thereof, as are set forth in the resolutions, and in the form of Certificate of Designation set forth in Appendix A hereto:

RESOLVED, that in the judgment of the Board of Directors of the Company, it is deemed advisable and in the best interests of the Company, and pursuant to the authority granted to the Board of Directors in the Company’s Certificate of Incorporation, to amend the Company's Certificate of Incorporation to authorize and provide for the issuance of a preferred class of stock of the Company, including the creation and designation of a new series of preferred stock to be known as Series C Convertible Preferred Stock, par value $0.0001 per share (the "Series C Preferred Stock"), which Series C Preferred Stock may be issued in the discretion of the Management of the Company.

FURTHER RESOLVED, that the directors hereby create and establish a new series of preferred stock designated “Series C Convertible Preferred Stock,” which series shall have the relative rights and preferences set forth in that certain Certificate of Designation of Rights and Preferences for Series C Preferred Stock (the “Certificate of Designation”) attached hereto as Appendix A and by this reference incorporated herein.

FURTHER RESOLVED, that upon filing of the Amendment and the Certificate of Designation with the Secretary of State of Delaware, the officers of the Company are hereby authorized and permitted to issue shares of the Series C Preferred Stock.

FURTHER RESOLVED, that the forms of Amendment and Certificate of Designation be, and the same hereby are, adopted and approved in all respects, and that each of the executive officers of the Company be, and they hereby are, authorized and directed to execute and deliver said documents in substantially the forms attached hereto, with such changes therein as such officers shall, upon advice of counsel, approve, which approval shall be conclusively evidenced by such officers' execution thereof.

FURTHER RESOLVED, that the Chairman, the President, any Vice- President, and the Secretary of the Company be, and they hereby are, and each of them hereby is,

authorized and directed: (i)  to execute, deliver and file, on behalf of the  Company, the Amendment and the Certificate of  Designation; (ii) upon filing of the Amendment and the Certificate of  Designation with the Secretary of State of Delaware,  to issue stock certificates representing shares of Series C Preferred Stock; (iii) to execute, deliver and file any and all additional  certificates, documents or other papers, and to do any and all things which they may deem necessary or appropriate in order to authorize the new class of  Preferred Stock, to authorize and issue the new Series C Preferred Stock of such class, and to implement and carry out all matters herein authorized pursuant to the intent and purpose of the  foregoing resolutions.

FURTHER RESOLVED, that the actions of the officers and directors of the Company heretofore taken in connection with the authorization of the new class of Series C Preferred Stock be, and that same hereby are, ratified and approved in all respects.

SECOND: That said resolutions of the directors of the Company were duly adopted in accordance with the provisions of Section 151(g) of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the undersigned hereby affirms, under penalties of perjury, that the foregoing instrument is the act and deed of the Company and that the facts stated therein are true.

Dated this 12th day of November, 2020.

ALPINE 4 TECHNOLOGIES LTD.

By:	/s/ Kent Wilson
Name:	Kent B. Wilson
Title:	Chief Executive Officer

Appendix A

SERIES C CONVERTIBLE PREFERRED STOCK TERMS

1.Designation, Amount and Par Value.  The series of preferred stock of Alpine 4 Technologies Ltd., a Delaware corporation (the “Corporation”), shall be designated as the Series C Convertible Preferred Stock (the “Series C Preferred Stock”), and the number of shares so designated and authorized shall be Two Million Twenty-eight Thousand Five Hundred Seventy-Two (2,028,572).  Each share of Series C Preferred Stock shall have a par value of $0.0001 per share and a stated value of $3.50 per share (the “Stated Value”).

2.Dividends. No dividends shall accrue on the Series C Preferred Stock. Dividends shall be payable only when, as, and if declared by the Board of Directors of the Corporation, equally and on a per share basis (one share of Series C Preferred Stock for each share of the applicable class of Common Stock), pari passu with any dividends declared by the Board of Directors of the Corporation and paid to the Class A, Class B, or Class C Common Stock of the Corporation.

3.Voting Rights.  The Series C Preferred Stock will vote together with the Class A Common Stock on a one-vote-for-one-Preferred-share basis. As long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote or written consent of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, either directly or indirectly (by amendment, merger, consolidation, recapitalization, reclassification, or otherwise) (a) alter or change the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation, (b) amend its Certificate of Incorporation or other charter documents in any manner that adversely affects any rights of the Holders, or (c) enter into any agreement or arrangement with respect to any of the foregoing.

4.Liquidation.  Upon any liquidation, dissolution or winding-up of the Corporation, whether voluntary or involuntary (a "Liquidation"), the Holders of the Series C Preferred Stock shall participate on a per share basis with the holders of the Class A, Class B, and Class C Common Stock of the Corporation, and shall be entitled to share equally, on a per share basis, all assets of the Corporation of whatever kind available for distribution to the holders of all classes of the Common Stock.  The Company shall mail written notice of any such Liquidation, not less than 45 days prior to the payment date stated therein, to each record holder of Series C Preferred Stock.

5.Automatic Conversion.

(a)Each share of Series C Preferred Stock will automatically convert into shares of the Corporation’s Class A Common Stock on the earlier to occur of (a) the fifth day after the twenty-four month anniversary of the Original Issue Date or (b) the fifth day after the date on which the Corporation’s Class A Common Stock first trades on a national securities exchange (including but not limited to NASDAQ, NYSE, or NYSE American but excluding OTCQX Market) (such date, the “Conversion Date”).

(b)The number of shares of the Corporation’s Class A Common Stock into which the Series C Preferred Stock shall be converted shall be determined by multiplying the number of shares of Series C Preferred Stock to be converted by the Stated Value, and then dividing that product by the Conversion Price.  The Conversion Price shall be equal to the Variable Weighted Average Price (“VWAP”) of the five Trading Days prior to the Conversion Date.  “VWAP” shall be defined as the volume weighted average price of the Corporation’s Class A Common Stock on the OTC Markets or other stock exchange or trading medium where such shares are traded as reported by Bloomberg, L.P. using the VWAP function. If for any reason, VWAP cannot be thus determined, “VWAP” shall mean the average closing or last sale prices over the five Trading Days prior to the Conversion Date of the Corporation’s Class A Common Stock on the OTC Markets or such other exchange or trading medium.

(c)The Corporation shall provide to the Holder the calculations for determining the number of shares of Class A Common Stock issuable (the “Conversion Shares”) upon the Automatic Conversion of the Series C Preferred Stock not later than fifteen (15) days following the Conversion Date (the “Conversion Notice Date”).

(d) Mechanics of Conversion

i. Delivery of Conversion Shares Upon Conversion. Not later than five (5) Trading Days after the Conversion Notice Date (the “Share Delivery Date”), the Corporation shall deliver, or cause to be delivered, to the converting Holder the number of Conversion Shares being issued upon the conversion of the Series C Preferred Stock. The Corporation shall deliver the Conversion Shares electronically through the Depository Trust Company or another established clearing corporation performing similar functions.

ii. No Fractional Shares. No fractional shares of Class A Common Stock will be issued upon the Automatic Conversion. With respect to any fraction of a share of Class A Common Stock issuable upon the Automatic Conversion, an amount equal to such fraction multiplied by the Conversion Price shall be paid in cash to the holder of the Series C Preferred Stock by the Corporation.

(e)Restrictions on Resale.  The Holder’s sale of the Conversion Shares into the market or to any private purchaser shall be limited to not more than twenty-five percent (25%) of all Conversion Shares received by such Holder at the time of the Automatic Conversion in any given 120-day period, and this restriction on resale may be evidenced by legend placed on any certificate representing the Conversion Shares.

6.Certain Adjustments.

(a) Stock Dividends. If the Corporation, at any time while this Series C Preferred Stock is outstanding, pays a stock dividend or otherwise makes a distribution or distributions that is payable in shares of Class A Common Stock on shares of Class A Common Stock or any other Common Stock Equivalents, the Holders of Series C Preferred Stock shall be entitled to receive such dividend or distribution on the basis of each one share of Series C Preferred Stock being entitled to receive the same dividend or distribution as each one share of Class A Common Stock.

(b) Stock Splits, Combinations, Reclassifications; No Adjustment to Conversion Price. If the Corporation, at any time while the Series C Preferred Stock is outstanding: (i) subdivides outstanding shares of Class A Common Stock into a larger number of shares, (ii) combines (including by way of a reverse stock split) outstanding shares of Class A Common Stock into a smaller number of shares, or (iii) issues, in the event of a reclassification of shares of the Class A Common Stock, any shares of capital stock of the Corporation, the Conversion Price shall not be correspondingly adjusted.

7.Corporation Redemption.

(a)At any time on or prior to the Conversion Date, the Corporation shall have the right to redeem (a “Corporation Redemption”), all (but not less than all), shares of the Series C Preferred Stock issued and outstanding at any time after the Original Issue Date, upon three (3) business days’ notice, at a redemption price per share of Series C Preferred Stock then issued and outstanding (the “Corporation Redemption Price”), equal to the Stated Value.

(b)Any Corporation Redemption Notice delivered shall be irrevocable and shall be accompanied by a statement executed by Corporation duly authorized officer of the Corporation.

(c)The Corporation Redemption Price required to be paid by the Corporation to each Holder shall be paid in cash to each Holder of shares of Series C Preferred Stock no later than 5 calendar days from the date of mailing of the Corporation Redemption Notice (the “Corporation Redemption Payment Date”).

8.Miscellaneous.

(a)Lost or Mutilated Preferred Stock Certificate. If a Holder’s Series C Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Series C Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

(b)Waiver. Any of the rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be waived on behalf of all holders of Series C Preferred Stock by the affirmative vote or written consent of Holders of a majority of the then-outstanding Series C Preferred Stock.  Any provision of this Certificate of Designation that may be waived by the Corporation must be waived in writing.

(c)Status of Converted or Redeemed Preferred Stock. Shares of Series C Preferred Stock may only be issued pursuant to a purchase agreement or agreement and plan of merger. If any shares of Series C Preferred Stock shall be converted, canceled, redeemed, or reacquired by the Corporation, such shares shall resume the status of authorized but unissued shares of preferred stock and shall no longer be designated as Series C Preferred Stock.

9.Definitions.  For the purposes hereof, the following terms shall have the following meanings:

“Class A Common Stock” means the Class A Common Stock, $0.0001 par value per share, of the Corporation, and stock of any other class into which such shares may hereafter have been reclassified or changed.

“Common Stock Equivalents” means any securities of the Corporation or the Subsidiaries which would entitle the holder thereof to acquire at any time Class A Common Stock, including, without limitation, any debt, preferred stock, rights, options, warrants or other instrument that is at any time convertible into or exercisable or exchangeable for, or otherwise entitles the holder thereof to receive, Class A Common Stock.

“Conversion Date” shall have the meaning set forth in Section 5(a).

“Conversion Shares” means, collectively, the shares of Class A Common Stock issued or issuable upon conversion of the shares of Series C Preferred Stock in accordance with the terms hereof.

“Corporation Redemption” has the meaning set forth in Section 7.

“Corporation Redemption Price” has the meaning set forth in Section 7.

“Corporation Redemption Payment Date” has the meaning set forth in Section 7.

“Corporation Redemption Notice” has the meaning set forth in Section 7.

“DTC” means the Depository Trust Company.

“DTC/FAST Program” means the DTC’s Fast Automated Securities Transfer Program.

“DWAC Eligible” means that (a) the Common Stock is eligible at DTC for full services pursuant to DTC’s Operational Arrangements, including without limitation transfer through DTC’s DWAC system, (b) the Corporation has been approved (without revocation) by the DTC’s underwriting department, (c) the Transfer Agent is approved as an agent in the DTC/FAST Program, (d) the Conversion Shares are otherwise eligible for delivery via DWAC, and (e) the Transfer Agent does not have a policy prohibiting or limiting delivery of the Conversion Shares via DWAC.

“Holders” means Holders of the Series C Preferred Stock.

“Original Issue Date” means the date of the first issuance of any shares of the Series C Preferred Stock.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Securities” means the Series C Preferred Stock and the Conversion Shares.

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock.

“Trading Day or Date” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock (or any other common stock of any other Person that references the Trading Market for its common stock) is listed or quoted for trading on the date in question: The NASDAQ Global Market, The NASDAQ Global Select Market, The NASDAQ Capital Market, the New York Stock Exchange, NYSE Arca, the NYSE MKT, or the OTCQX Marketplace, the OTCQB Marketplace, the OTCPink Marketplace or any other tier operated by OTC Markets Group Inc. (or any successor to any of the foregoing).